Exhibit 10.13

KEY EMPLOYEE AGREEMENT

This KEY EMPLOYEE AGREEMENT (the “Agreement”) is made and entered into as of the 8th day of October, 2002, by and between ValueClick, Inc. a Delaware corporation (the “Company” or “ValueClick”) and Scott Ray (“Executive”).

WHEREAS, the Company is a global Internet advertising network enabling advertisers to take advantage of the Internet to sell their products and increase brand awareness;

WHEREAS, Executive possesses unique technical and operational skills which are valuable to the business and financial prospects of the Company;

WHEREAS, in light of the foregoing, the Company desires to employ Executive as General Manager, Mediaplex and Adware divisions and Executive desires to accept such employment;

NOW THEREFORE, in consideration of the mutual promises contained herein, Company and Executive agree as follows:

I.    Description of Employment Position and Responsibilities.    You will serve in the position of General Manager, Mediaplex and Adware divisions. By executing this offer letter, you agree to assume and discharge such duties and responsibilities as are commensurate with this position and such other duties and responsibilities that are assigned to you from time to time by the Company’s Chief Executive Officer. During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during your employment. To the fullest extent permitted by Delaware law, Company shall indemnify and defend Executive from all costs, expenses and losses whether direct or indirect, including consequential damages and attorney’s fees, incurred or sustained by Executive in consequence of the lawful discharge of his duties on Company’s behalf.

II.    Employment Considerations.

2.1    At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without Cause (as defined below) and without notice.

III.   Compensation.

3.1    Base Salary. In consideration of your services, to be effective on your start date (TBD but no later than November 11, 2002), you will be paid an annual base salary of $235,000 (Two Hundred Thirty Five Thousand Dollars and no Cents), payable no less frequently than on a monthly basis in accordance with the Company’s standard payroll practices (“Standard Payment Schedule”). Your base salary, in conjunction with your performance evaluation, is normally reviewed annually by the Company’s Chief Executive Officer.

3.2    Incentive Compensation. In addition to your base salary, you will be entitled to participate in an incentive compensation plan with the opportunity to receive an annual bonus of $100,000 (One Hundred Thousand Dollars and no Cents) paid quarterly upon the achievement of certain milestones as established by the Company’s Chief Executive Office and ratified by the Company’s Board of Directors or the Compensation Committee of the Board.

IV.    Additional Benefits.

4.1    Health Insurance/Vacation/Benefit Plans. You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility therefore. You shall be entitled to three (3) weeks of paid vacation per year, the terms and conditions of your vacation benefits shall be in accordance with the Company’s vacation policy in effect at that time. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. The Company also agrees to pay for your COBRA coverage until Executive is eligible for coverage under the Company’s benefit plans.

4.2    Reimbursement of Expenses. The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company, upon prior authorization and approval in accordance with the Company’s expense reimbursement policy as from time to time in effect.

4.3    Stock Options. Pursuant to Board approval, and under the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including the stock vesting provisions contained therein, you will be granted an option to purchase 150,000 shares of common stock of the Company as set forth in a Stock Option Agreement, which will be sent to you separately. In addition to the options set out in your Stock Option Agreement, you may be granted an option to purchase additional shares of common stock from time to time in the Company’s discretion (the options in your Stock Option Agreement and any and all options you may be granted in the future are collectively referred to herein as the “Options”).

V.    Termination.

5.1    Voluntary Termination; Cause. At any time, if your employment is terminated by the Company with Cause, or if you resign your employment voluntarily, no compensation or other payments will be paid or provided to you for periods following the date when such a termination of employment is effective, provided that any rights you may have under the benefit plans of the Company shall be determined under the provisions of those plans. If your employment terminates as a result of your death or disability, no compensation or payments will be made to you other than those to which you may otherwise be entitled under the benefit plans of the Company.

VI.   Change of Control Benefits.

6.1    Change of Control Compensation. In the event there should occur a Change of Control (as defined below), and (i) your employment by the Company terminates for any reason other than for Cause or on account of your permanent disability or death or (ii) there occurs a Constructive Termination, the Company will pay to you as severance, in one lump sum amount (unless you indicate in writing to the Company prior to the Company’s payment of your election to be paid in installments over a specified period) an amount equal to six (6) months of your annual base salary in effect immediately prior to the time of such termination. Such amount will be paid by the Company as soon as administratively possible following such termination, but in all events not later than fifteen (15) days following the effective date of such termination. Such amounts paid will be reduced by all applicable withholding taxes and other deductions required by law and any additional amounts authorized by you to be withheld.

6.2    Other Change of Control Benefits. In addition to any amounts payable under Section 6.1 above, upon the occurrence of a Change of Control and (i) your employment by the Company terminates for any reason other than for Cause or on account of your permanent disability or death or (ii) there occurs a Constructive Termination, the vesting of fifty percent (50%) of the unvested Options shall be immediately exercisable.

6.3  Change in Control Definitions. For purposes of this Agreement:

(a) A “Change in Control” will be deemed to occur upon consummation of any one of the following:

(i) a sale, lease or other disposition of all or any material portion of the assets of the Company;

(ii) a merger, consolidation or other reorganization in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger, consolidation or other reorganization fail to possess direct or indirect ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled affiliate of another Person, then the required beneficial ownership will be determined with respect to the securities of that Person which controls the surviving corporation and is not itself a controlled affiliate of any other Person) immediately following such transaction;

(iii) a merger, consolidation or other reorganization in which the Company is the surviving corporation and the stockholders of the Company immediately prior to such merger, consolidation or other reorganization fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the securities of the Company (or if the Company is a controlled affiliate of another Person, then the required beneficial ownership will be determined with respect to the securities of that Person which controls the Company and is not itself a controlled affiliate of any other Person) immediately following such transaction;

For purposes of Sections 6.3(a)(ii) and 6.3(a)(iii) above, any Person who acquired securities of the Company prior to the occurrence of the specified transaction in contemplation of such transaction and who immediately after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation, as appropriate (or if the Company or the surviving corporation is a controlled affiliate, then of the appropriate Person as determined above), will not be included in the group of stockholders of the Company immediately prior to such transaction.

(b) A “Constructive Termination” means any of the following occurring after a Change in Control:

(i) a reduction, without your written consent, in your then current annual base salary;

(c) “Cause” means (i) a final conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; (ii) refusal to comply with reasonable directives of the Company’s Board of Directors; (iii) negligence or reckless or willful misconduct in the performance of Executive’s duties; (iv) failure to perform, or continuing neglect in the performance of Executive’s duties; (v) misconduct which has materially adverse effect upon the Company’s business or reputation; (vi) violation of the Company policies, including, without limitation, the Company’s policies on equal employment opportunity and prohibition of unlawful harassment.

(d) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any governmental entity.

VII.    Assumption.    Prior to or upon consummation of the Change in Control, the Company shall obtain the assumption of this offer letter by the surviving corporation of any merger, consolidation or other reorganization (if such surviving corporation is not the Company) and the ultimate parent of the Person engaging in the transaction or transactions constituting a Change in Control.

VIII.    Intellectual Property Rights/Confidential Information.    You agree that the Company is the owner of valuable trade secrets, client, vendor, customer and contractor lists and other confidential and proprietary information. As such, you agree that your employment is contingent upon your execution of, and delivery to, the Company of a Confidential Information and Invention Assignment Agreement in the standard form utilized by the Company.

IX.    Non-Competition/Conflicting Employment.    You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company and/or its customers are now involved or become involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

X.   General Provisions.

10.1    Governing Law. This offer letter will be governed by the laws of the State of California, applicable to agreements made and to be performed entirely within such state.

10.2    Entire Agreement. This offer letter sets forth the entire agreement and understanding between the Company and you relating your employment and supersedes all prior verbal discussion and written agreements between us. Any subsequent change or changes in your duties, salary or other compensation will not affect the validity or scope of this agreement. Any change to the at-will term of this agreement must be executed in writing and signed by you and the President of the Company.

10.3    Successors/Assigns. This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

Please acknowledge and confirm your acceptance of this letter by signing and returning the enclosed copy of this offer letter. If you have any questions about this offer letter, please call me directly.

VALUECLICK, INC.

By:
Lynn M. Johnson
Vice President, Human Resources

ACCEPTANCE:

I accept the terms of my employment with ValueClick, Inc. as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, with or without cause and with or without notice.

Mr. Scott Ray

/s/ Scott H. Ray